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                     October 11, 2022

       Joseph Passero
       Chief Financial Officer
       SCP & CO Healthcare Acquisition Company
       2909 W Bay to Bay Blvd. , Suite 300
       Tampa, FL 33629

                                                        Re: SCP & CO Healthcare
Acquisition Company
                                                            Form 10-K for the
year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39921

       Dear Joseph Passero:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction